EXHIBIT 10.7

        THIS AGREEMENT MADE AS OF THE 20th day of December, 2002.

BETWEEN:

  ALAIN BLACKBURN, of the City of Oakville, in the
  Province of Ontario,

  (hereinafter called the "Employee")

  OF THE FIRST PART

— and —

  AGNICO-EAGLE MINES LIMITED, a corporation
  Incorporated under the laws of the Province of Ontario,

  (hereinafter called the "Corporation")

OF THE SECOND PART

        WHEREAS the Employee is presently serving the Corporation in the capacity of Vice President, Exploration;

        AND WHEREAS the parties wish to enter into this Agreement;

        NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency whereof is hereby acknowledged, the parties agree as follows:

1.     EMPLOYMENT

        The Employee shall serve the Corporation as its Vice President, Exploration or in any other capacity bearing similar responsibilities, and he shall perform the duties and exercise the powers as are usually performed and exercised by such an officer, subject always to the control and direction of the Chief Executive Officer and Chief Operating Officer of the Corporation.

2.     BEST EFFORTS

        The Employee shall faithfully serve the Corporation during the continuance of this employment as described in paragraph 1 hereof and shall use his best efforts and ability to promote the interests of the Corporation

3.     PLACE OF EMPLOYMENT

        The Employee shall be based in the City of Toronto, in the Province of Ontario, and unless agreed by the Employee the Corporation shall not transfer him to any place outside the City of Toronto or its environs to perform his duties under the terms of the Agreement.

4.     REMUNERATION

  (a)
  In consideration of the services to be rendered to the Corporation by the Employee pursuant to paragraph 1 hereof, the Corporation shall pay the Employee a salary of One Hundred and Seventy Five Thousand ($175,000) per annum, payable in fifty-two (52) equal weekly installments in arrears. The annual salary shall be reviewed and adjusted on an annual basis by the Chief Executive Officer, Chief Operating Officer and the Compensation Committee of the Board of Directors, but in no event shall such review and adjustment result in a reduction and/or diminution of the stated remuneration.

  (b)
  In the event the Employee shall die at any time during the currency of his employment as described herein, the Corporation shall pay to his estate the equivalent of the Employee's last three (3) months of salary, the payment of which sum shall operate as a full and complete release of any obligations which the Corporation may have to the Employee and to the Employee's estate provided that at the time of death, the Corporation was current with all of its debts, duties and obligations to the Employee. In no event, however, shall the Corporation be liable to the estate of the Employee beyond monies outstanding to him at his death, plus an additional three (3) months of salary.

  (c)
  The Corporation, may at its discretion, pay to the Employee an annual bonus, the amount of which shall be determined by the Chief Executive Officer and Chief Operating Officer based on the Employee's performance and the performance of the Corporation.

5.     HEALTH AND WELFARE

        The Employee shall be entitled to participate in such group benefit, share purchase and stock option plans as are available to the Corporation's executive employees from time to time including, without limitation, dental, drug and medical plan, life, disability and accident insurance and pension plan.

6.     AUTOMOBILE AND BUSINESS EXPENSES

        The Employee shall be provided with an automobile allowance of One Thousand Dollars ($1,000) per month and shall further be reimbursed for all business expenses actually and properly incurred by him in connection with his duties under paragraph 1 herein, upon furnishing to the Corporation statements and vouchers in respect of expenses so incurred, as and when required to do so by the Corporation.

7.     VACATION

        During the employment of the Employee as described in paragraph 1 herein, the Employee shall from time to time be entitled to a vacation of five (5) weeks in each calendar year, such vacation not to be cumulative. Such vacation shall be taken at such times as the Employee, in consultation with the Chief Operating Officer may determine, having regard to the operations of the Corporation.

8.     STOCK OPTION

        The Employee shall be granted stock options from time to time as determined by the Compensation Committee of the Corporation which options will be in accordance with the Corporation's Stock Option Plan.

9.     TERMINATION

  a)
  Termination for Cause

    The Corporation may terminate the Employee's employment for cause at any time in which case the Employee will not be entitled to any notice or severance payments or compensation. Cause to terminate the Employee's employment shall mean:

    (i)
    the willful and continued failure by the Employee to substantially perform his duties, after demand for substantial performance as delivered by the Corporation that specifically identifies the manner in which the Corporation believes the Employee has not substantially performed his duties;

    (ii)
    the willful engaging by the Employee of misconduct which is materially injurious to the Corporation, monetarily or otherwise; or

    (iii)
    the willful violation by the Employee of the provisions of this Agreement.

    Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for cause unless there shall have been delivered to the Employee a copy of a notice of termination from the Corporation after reasonable written notice to the Employee and an opportunity for the Employee, together with counsel for the Employee, to be heard before the Board of Directors of the Corporation, accompanied by a resolution duly adopted by the Board of Directors of the Corporation then in office, who find that in the good faith opinion of such directors, the Employee was guilty of conduct set forth above and shall set forth in particular detail the facts and circumstances claimed to provide a basis for termination of employment under the provisions so indicated.

  b)
  Termination Due to Disability

    At its discretion, the Corporation may terminate the Employee's employment at any time because of his Permanent Disability. For the purpose of this Agreement, "Permanent Disability" means any illness or injury, mental or physical disability or incapacity, as determined by a legally qualified medical practitioner selected by the Employee and the Corporation, which (i) prevents the Employee from performing his duties under paragraph 1 hereof to a substantial degree and (ii) has existed for a period or periods aggregating one hundred and eighty-three (183) days in any period of three hundred and sixty-five (365) days. In such case, in addition to any disability benefits received by the Employee following the termination of his employment, the Employee shall be paid a severance payment equal to his annual salary at the time of termination, payable in lump sum within ten (10) business days following the date of the termination of the Employee's employment. In addition, the then current group insurance benefits shall be continued for the duration of the disability provided the employee is in receipt of long term disability benefits under the Agnico-Eagle Group program. This shall operate as complete and total release of any obligations which the Corporation may have with respect to this Agreement.

  c)
  Termination Without Cause

    Upon the termination of the Employee by the Corporation other than for cause, death or disability, or upon resignation by the Employee for Good Reason as defined herein, the Employee will be entitled to receive a severance payment equal to Two and a One-Half (2 1/2) times his annual salary at the date of termination, plus an amount equal to Two and a One-Half (2 1/2) times Employee's annual bonus, based on the bonus paid to the Employee in the last fiscal year preceding termination. Such amounts will be payable in a lump sum within ten(10) business days following the date of the termination of the Employee's employment or, if the Employee so chooses, over a one year period in equal monthly installments, provided such choice is made and communicated to the Corporation within five(5) business days following the date of termination. In addition, the Employee will also be entitled to receive a continuation of benefits if permissible by the courier pursuant to the terms of the applicable benefit plans, and monthly car allowance, for up to one year or until such earlier date on which the Employee commences new employment or, if so requested by the Employee, the Employee can elect to receive an amount equal to the Corporation's cost in providing such benefits.

    The amounts payable by the Corporation to the Employee pursuant to paragraph 9(c) shall not be reduced by any amounts earned by the Employee after the date of termination of his employment.

    For the purposes of this Agreement "Good Reason" shall mean, without the Employee's express written consent, any of the following:

    (i)
    the assignment of the Employee of any duties inconsistent with the Employee's status as Vice President, Exploration of the Corporation, or the Employee's removal from such position, or a substantial alteration in the nature or status of the Employee's responsibilities;

    (ii)
    a reduction by the Corporation in the Employee's base salary in effect on the date hereof as the same be increased from time to time or a failure by the Corporation to increase the Employee's salary at a rate commensurate with that of the other key executives of the Corporation;

    (iii)
    the relocation of the office of the Corporation where the Employee is employed, to a location more than fifty (50) miles away;

    (iv)
    the failure by the Corporation to continue to provide the Employee with benefits at least as favourable as those presently enjoyed by the Employee under any of the Corporation's life insurance, medical, health and accident, disability, dental, drug, deferred compensation, pension, or savings plans, if any, in which the Employee is participating, or the failure by the Corporation to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service in accordance with the Corporation's normal vacation policy;

    (v)
    the change of control of the Corporation which shall be deemed to have occurred if:

    (1)
    any person or entity acquires, or a combination of persons or entities acquire, either directly or indirectly, more than fifty percent (50%) of the voting securities of the Corporation, whether through the acquisition of previously issued and outstanding voting securities, or voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

    (2)
    the corporation amalgamates, consolidates or merges with any other corporation unless amalgamation, consolidation or merger is with a subsidiary, affiliate or any other corporation in which the Corporation holds at least forty percent (40%) of the voting securities;

    (3)
    the Corporation sells, leases or otherwise disposes of substantially all of its assets unless such sale, lease or disposition is to a subsidiary, affiliate or any other corporation in which the Corporation holds at least forty percent (40%) of the voting securities; or

    (4)
    the Corporation enters into a transaction or arrangement which would have the same effects as the transaction referred to in subsections (v)(1), (2) or (3) hereof.

        In the event of termination of the Employee without cause or resignation by the Employee for Good Reason then, in addition to the severance payment as provided in paragraph 9(c) hereof, the Employee shall be entitled to employment search assistance to secure other comparable employment for a period not to exceed one (1) year or until such comparable employment is found, whichever is the sooner, with the fees for such assistance paid by the Corporation.

        If the Employee dies prior to the receiving all or any amount or amounts payable under paragraph 9(c), the Corporation covenants and agrees that it will pay the said amount or amounts owing to his estate.

  d)
  Resignation by Employee

    In the event of the Employee's resignation other than for Good Reason, he will be entitled only to the applicable remuneration and benefits provided for in this Agreement to the effective date of the said resignation.

10.   NOTICES

        Any notice in writing required or permitted to be given to the Employee hereunder shall be sufficiently given if delivered to the Employee personally or mailed by registered mail, postage, prepaid, addressed:

    Mr. Alain Blackburn
    1147 Pilgrims Way
    Oakville, Ontario
    L6M 1H3

        Any notice in writing required or permitted to be given to the Corporation hereunder shall be given by registered mail, postage, prepaid, addressed to the Corporation at:

    Agnico-Eagle Mines Limited
    145 King Street East, Suite 500
    Toronto, ON M5C 2Y7

    Attention: Chief Executive Officer and Chief Operating Officer

        Any notice mailed as aforesaid shall be deemed to have been received on the fourth business day following the date of mailing.

        Any such address for the giving of notices hereunder may be changed by notice in writing as provided herein.

11.   GOVERNING LAW

        This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario and the courts of Ontario shall have exclusive jurisdiction in connection therewith.

12.   ENTIRE AGREEMENT

        This Agreement constitutes the entire agreement operative between the parties in connection with the Employee's employment and supersedes all prior agreements and understandings. No modification or amendment will be effective unless it is in writing and signed by the parties hereto.

13.   SUCCESSORS AND ASSIGNS

        This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

        IN WITNESS WHEREOF the parties have executed this Agreement.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )	/s/ ALAIN BLACKBURN ALAIN BLACKBURN
AGNICO-EAGLE MINES LIMITED
		Per:	/s/ SEAN BOYD